DATED: JUNE 11, 2008

   TURBODYNE TECHNOLOGIES' FLEET SERVICES UNIT RECEIVES ORDER FOR TURBOPACSTM




VENTURA, CA, June 11, 2008- Turbodyne Technologies, Inc. (TRBD-OTCBB, TUD-Frankfurt) announced today that it has received an order from American Transportation Systems of Los Angeles, Ca. for the installation and testing of its patented TurboPacTM. Turbodyne will perform a pilot phase to prove diesel fuel savings and emissions reduction. American Transportation Systems will purchase a series of TurboPacsTM that will lead to a retrofit of a select number of vehicles in their fleet of coach transportation and school buses after the initial pilot phase. "We are excited to add ATS to our new Fleet Services Unit" said John Adams, Turbodyne's CEO. The pilot phase will begin in July and will last approximately 30 to 45 days.

The TurboPacTM provides an electrically powered and digitally controlled supply of boost air on demand that increases the efficiency of diesel fuel burn during the initial low RPM spectrum where a significant amount of fuel is used in high traffic, stop and go operating conditions. Dennis Justice of ATS added "This is especially valuable for us because we operate in highly congested conditions and that's where we use a significant amount of fuel."

The Fleet Services Unit will certify the ATS staff during the installation and testing phase of Turbodyne's patented TurboPacTM.

Contact:
Jason M. Meyers
805-512-9511
jm@turbodyne.com
www.turbodyne.com

Dennis Justice
American Transportation System
323-846-8832
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ABOUT TURBODYNE TECHNOLOGIES, INC.

Turbodyne Technologies, Inc. (TRBD.OB) is a developer of patented electrically powered air movement and propulsion components that are engineered to promote lower fuel consumption and address higher emission standards for hybrid, gas and diesel internal combustion engines.

The patented TurboPacTM design reduces diesel pollution, eliminates turbo-lag in gas and diesel engines and increases fuel economy through both engine downsizing for hybrid, gas and diesel applications as well as low-RPM fuel burn optimization for diesel trucks and buses.

The TurboFlow(TM) design provides computer-controlled, variable pressure, high volume air movement in a small, lightweight, low power package for forced air induction for internal combustion engines.



ABOUT AMERICAN TRANSPORTATION SYSTEM

American Transportation Services operates a fleet of coach transportation and school buses that serve the greater Los Angeles area.

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding the Company's capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be
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"intend", "anticipate", "believe", "estimate", "predict", "potential" or
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events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in the Risk Factors in other reports the Company files with the SEC. These factors may cause the Company's actual results to differ materially from any forward-looking statement. The Company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.